FOR RELEASE:	CONTACT:

Date January 27, 2014	Gerry Gould, VP-Investor Relations
Time 6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 3rd Quarter Fiscal 2014 Revenue of $242 Million and $0.61 Adjusted EPS;
Extends Multi-Year Agreements With Key Plasma Customers

Braintree, MA, January 27, 2014 - Haemonetics Corporation (NYSE: HAE) today reported third quarter fiscal 2014 net revenue of $242.1 million, down 2%. The Company’s base revenue, exclusive of the recently-acquired whole blood business, increased 1% in the third quarter and increased 4% on a constant currency basis. Excluding currency impact, net revenue was flat in the quarter.1

GAAP net income was $16.3 million and earnings per share were $0.31. Adjusted net income, exclusive of transformation, integration and deal amortization expenses detailed below, was $32.1 million, up 5%, and adjusted earnings per share were $0.61, up 5%.

Brian Concannon, Haemonetics’ President and CEO, commented: “We are encouraged with 4% constant currency growth in our base business. This included solid growth in Plasma, diagnostics and emerging markets. These elements of our business, representing 55% of our revenue, grew 13%, offsetting currency headwinds and the effect of blood management practice improvements on our whole blood and cell salvage businesses.”

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

•	4% base revenue growth in constant currency, ex-whole blood

•	Double digit percentage revenue increases in identified growth drivers

◦	13% growth in plasma disposables revenue

◦	27% growth in diagnostics disposables revenue

◦	16% growth in China disposables revenue

◦	42% growth in Russia disposables revenue

•	Improvement of 90 basis points in adjusted gross margin

•	With key plasma extensions, nearly 80% of commercial plasma business now under agreement through the third quarter of fiscal 2019

•	Whole blood product supply agreement signed with HemeXcel

•	Value Creation and Capture (“VCC”) initiatives progressing on schedule

REVENUE BREAKDOWN

Plasma

Plasma disposables revenue was $76.7 million for the quarter, up $8.6 million or 13% overall, and up 15% in constant currency fueled by North America disposables growth of 15%. In addition, a recent change to a direct business model in Australia and New Zealand led to $2.7 million of increased revenue as compared with the third quarter a year ago.

Blood Center

Platelet disposables revenue was $43.4 million, flat on a constant currency basis and down $1.7 million or 4% on a reported basis due to continued weakness in currency.

Red cell disposables revenue was $9.9 million for the quarter, down $1.9 million or 16% below the prior year quarter, attributable principally to continued weakness in U.S. blood collections.

Whole blood revenue was $47.3 million in the third quarter, down $7.6 million or 14% below the prior year quarter. Whole blood revenue declined due to the impact of the previously announced loss of a European tender and the weakening U.S. collection market.

Hospital

Surgical disposables revenue was $16.8 million for the quarter, down $2.1 million or 11%, and down 9% on a constant currency basis. Revenue was negatively impacted in Europe by the return to the market of a competitor whose production operations were limited by a natural disaster in the prior year.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $6.4 million for the quarter, down $0.7 million or 10%, and down 8% on a constant currency basis. Market trends toward lower transfusion triggers and the adoption of tranexamic acid to treat and prevent post-operative blood loss continued to lessen hospital use of OrthoPAT disposables.

Diagnostics disposables revenue was $8.6 million for the quarter, up $1.8 million or 27%, with considerable strength in North America and China. On the strength of a TEG® Thromboelastograph® Hemostasis Analyzer installed base that is up 22% from a year ago, prospects for continued near term robust disposables revenue growth remain strong.

Software and Equipment

Software Solutions revenue was $17.6 million for the quarter, up $1.6 million or 10%. The pipeline of BloodTrack® and other blood management software opportunities remains robust and are expected to drive revenue growth for the remainder of the fiscal year.

Equipment and other revenue was $15.4 million for the quarter, down $3.4 million or 18%, as certain annual equipment orders received in the third quarter last year are expected instead in the fourth quarter this fiscal year. Equipment revenue is influenced by the timing of tenders and capital budgets. The installed base of equipment, including devices sold and those placed for use with customers, has increased by 5% so far this fiscal year.

Geographic

Haemonetics reported third quarter revenue growth of 1% in North America and 12% in Asia Pacific, with declines of 7% in Europe and 16% in Japan. Growth in North America was driven by strength in the Plasma business and growth in Asia Pacific was attributable to the change to a direct business model in Australia and New Zealand, as well as strength in China and other emerging markets.

The decline in Europe was due primarily to the impact of the previously announced loss of a European whole blood tender and the aggressive return of the surgical competitor to the market. Weakness in Japan was attributable to the Yen exchange rate, which contributed 9% of the 16% decline in the third quarter, and by the timing of capital equipment tenders.

OPERATING RESULTS

Adjusted gross profit was $124.2 million, flat with the prior year quarter. Adjusted gross margin was 51.3%, up 90 basis points. Gross margin improvement in the base business was driven by productivity programs yielding cost efficiencies.

Adjusted operating expenses were $81.7 million in the quarter, up $4.1 million or 5.3%. Investments in emerging markets continued, driving double digit disposables revenue growth particularly in China and Russia. R&D expenses increased over the prior year’s third quarter, as planned investments were made.

Adjusted operating income was $42.5 million in the third quarter, down $4.5 million or 10%. Nearly two-thirds of the adjusted operating income decline was attributed to currency headwind, primarily due to the Japanese Yen. Adjusted operating margin was 17.5%, down 150 basis points. An adjusted operating margin of approximately 18% is expected for the full fiscal year.

The adjusted income tax rate was 19.6% compared with 31.1% in the prior year third quarter, reflecting the ongoing implementation of a global tax strategy and the benefit from the expiration of certain tax statutes. Interest expense on loans was $2.4 million.

CUSTOMER AGREEMENTS

Haemonetics recently completed multi-year extensions of its comprehensive equipment and disposables supply agreements with certain plasma collection customers. These agreements provide for continued use of Haemonetics’ plasma collection devices and single-use disposable supplies to separate plasma from donor blood at plasma collection facilities. With these extensions in place, approximately 80% of Haemonetics’ current commercial plasma business is under agreement through the third quarter of fiscal 2019.

As recently announced, the Company entered into an agreement to supply the HemeXcel Purchasing Alliance LLC certain whole blood collection components on an exclusive basis during calendar years 2014-2016. This incremental business volume will not have a material impact on fiscal 2014 revenue or earnings. Margin headwinds from lower pricing will more than offset any benefit related to this share gain in fiscal 2015. In fiscal years beyond 2015, benefits of product value engineering and other internal initiatives are expected to offset these margin headwinds.

Mr. Concannon added: “These agreements serve as validation that our customers are realizing economic and operational benefits from our product and service offerings. We appreciate their confidence in our ability to continue supporting their needs well into the future.”

BALANCE SHEET AND CASH FLOW

Cash on hand was $178 million, an increase of $19 million during the third quarter. The Company reported year-to-date fiscal 2014 free cash flow, before transformation and integration costs, of $95 million, an increased level over the prior year primarily due to the need in the prior year for working capital investment following the whole blood acquisition, as well as lower maintenance capital expenditures. During the first nine months, the Company utilized $23 million of cash to complete the acquisition of Hemerus Medical and $29 million to repay debt.

VALUE CREATION & CAPTURE ACTIVITIES

Haemonetics previously indicated that the integration of its whole blood business, acquired in August 2012, was substantially completed ahead of its original schedule. Plans to pursue identified Value Creation & Capture (“VCC”) opportunities, including transformation of the Company’s manufacturing footprint, continue to progress according to schedule and are expected to deliver benefits previously indicated. Such benefits include substantial savings, beginning in fiscal 2015 with $21 million, and ramping up to approximately $40-$45 million of annual cost savings by fiscal 2018. There is no net impact expected in fiscal 2014 as redundant capacity designed to mitigate the risk of the technology transfers will offset savings.

FISCAL 2014 GUIDANCE

Plasma collections are strong and the Company now expects 8-10% growth in Plasma disposables in fiscal 2014, an increase of 100 basis points over prior guidance.

Blood center revenue in the U.S. continues to be pressured by diminishing red cell demand, as hospitals focus on improving blood management and decreasing the frequency of allogeneic transfusions.

The Company expects blood center revenue to decline 5-8% on an organic basis. Hospital products are now expected to decline 0-4%. Software Solutions is expected to grow 2-5%.

Overall fiscal 2014 organic revenue is still expected to grow 2-4% in constant currency and 0-2% on a reported basis, which includes the impact of Yen weakness upon expected Japanese revenue. Whole blood revenue is still expected to be approximately $190 million for fiscal 2014, reflecting an expectation for reduced collections in the near term. Thus, the previous estimate of total revenue growth in the range of 5-7% is affirmed.

Adjusted gross margin is expected to approximate 51%. Acquisition related amortization is expected to approximate $28 million or $0.38 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Adjusted operating income of $168-$172 million is expected in fiscal 2014 driving an operating margin of approximately 18%, up approximately 100 basis points over fiscal 2013. Income taxes are expected to approximate 24% of pre-tax adjusted income.

Adjusted earnings per share, excluding acquisition related amortization, are reaffirmed with a bias toward the lower end of the previously-provided range of $2.30 to $2.40, up approximately 15-20% over fiscal 2013 presented on a consistent basis. Cost efficiencies and expense management are expected to offset the impact of lower volume, unfavorable mix and increased R&D spending throughout the fiscal year.

Mr. Concannon added: “U.S. hospitals are implementing new transfusion standards and adopting patient blood management programs at a greatly accelerated pace. Together with the downstream effect on blood collections, this is defining a new environment in the U.S. blood center market, an environment characterized by intensifying competitive pressure that demands change. Our suite of blood management products and services provides our customers with competitive advantages in this new environment.”

Fiscal 2014 free cash flow is expected to approximate $120 million before funding restructuring and capital investment for transformation activities. The Company anticipates investing approximately $100 million of free cash flow to fund $28 million of additional capital expenditures and $72 million of cash transformation expenditures associated with its VCC initiatives in fiscal 2014.

In total $82 million, comprised of the $72 million of cash transformation expenditures plus up to $10 million of non-cash asset write-offs associated with planned plant closures, will be excluded from adjusted earnings in fiscal 2014. More information on fiscal 2014 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

ADJUSTMENTS TO THIRD QUARTER REPORTED EARNINGS

In total $18 million of charges, comprised of the $14 million of VCC transformation and $4 million of integration and other activities, were excluded from adjusted earnings in the third quarter of fiscal 2014. The Company excluded $25 million of pre-tax restructuring, transformation and transaction costs from adjusted earnings in the third quarter of fiscal 2013.

The Company also excludes acquisition related amortization expenses from its adjusted earnings and EPS, beginning in fiscal 2014, and prior period amounts have been conformed to permit comparison. Excluded from third quarter adjusted earnings were $7.4 million in fiscal 2014 and $6.2 million in fiscal 2013, or $0.10 and $0.08 per share, respectively.

On a year-to-date basis, $21.0 million in fiscal 2014 and $15.0 million in fiscal 2013, or $0.28 and $0.20 per share, respectively, of such costs were excluded.

CONFERENCE CALL

Haemonetics will host a webcast to discuss the first quarter results on Monday, January 27, 2014 at 8:00 am Eastern time. Interested parties can participate at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=5074989.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the Third Quarter of FY14 and FY13

	12/28/2013	12/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$242,120	$247,395	(2.1)%
Gross profit	121,629	113,115	7.5%

R&D	14,209	10,588	34.2%
S,G&A	89,560	86,780	3.2%
Operating expenses	103,769	97,368	6.6%

Operating income	17,860	15,747	13.4%

Interest and other expense, net	(2,852)	(2,542)	12.2%

Income before taxes	15,008	13,205	13.7%

Tax (benefit)/expense	(1,282)	3,301	n/m

Net income	$16,290	$9,904	64.5%

Net income per common share assuming dilution	$0.31	$0.19	63.2%

Weighted average number of shares:
Basic	51,730	51,707
Diluted	52,511	52,606

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.2%	45.7%	4.5%
R&D	5.9%	4.3%	1.6%
S,G&A	37.0%	35.1%	1.9%
Operating income	7.4%	6.4%	1.0%
Income before taxes	6.2%	5.3%	0.9%
Net income	6.7%	4.0%	2.7%

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for Year-to-Date FY14 and FY13

	12/28/2013	12/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$697,418	$642,048	8.6%
Gross profit	352,924	304,990	15.7%

R&D	40,364	30,823	31.0%
S,G&A	277,879	235,438	18.0%
Operating expenses	318,243	266,261	19.5%

Operating income	34,681	38,729	(10.5)%

Interest and other expense, net	(8,035)	(3,518)	128.4%

Income before taxes	26,646	35,211	(24.3)%

Tax expense	1,682	8,972	(81.3)%

Net income	$24,964	$26,239	(4.9)%

Net income per common share assuming dilution	$0.48	$0.50	(4.0)%

Weighted average number of shares:
Basic	51,485	51,364
Diluted	52,300	52,264

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.6%	47.5%	3.1%
R&D	5.8%	4.8%	1.0%
S,G&A	39.8%	36.7%	3.1%
Operating income	5.0%	6.0%	(1.0)%
Income before taxes	3.8%	5.5%	(1.7)%
Net income	3.6%	4.1%	(0.5)%

Revenue Analysis for the Third Quarter FY14 and FY13
(Unaudited data in thousands)

	Three Months Ended
	12/28/2013	12/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$126,752	$125,362	1.1%
International	115,368	122,033	(5.5)%
Net revenues	$242,120	$247,395	(2.1)%

Disposable revenues

Plasma disposables	$76,698	$68,102	12.6%

Blood center disposables
Platelet	43,447	45,139	(3.7)%
Red cell	9,869	11,752	(16.0)%
Whole blood	47,342	54,894	(13.8)%
	100,658	111,785	(10.0)%
Hospital disposables
Surgical	16,807	18,900	(11.1)%
OrthoPAT	6,392	7,090	(9.8)%
Diagnostics	8,565	6,761	26.7%
	31,764	32,751	(3.0)%

Total disposables revenues	209,120	212,638	(1.7)%

Software solutions	17,603	16,008	10.0%
Equipment & other	15,397	18,749	(17.9)%
Net revenues	$242,120	$247,395	(2.1)%

Revenue Analysis for Year-to-Date FY14 and FY13
(Unaudited data in thousands)

	Nine Months Ended
	12/28/2013	12/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$374,559	$324,755	15.3%
International	322,859	317,293	1.8%
Net revenues	$697,418	$642,048	8.6%

Disposable revenues

Plasma disposables	$217,768	$200,657	8.5%

Blood center disposables
Platelet	117,778	125,579	(6.2)%
Red cell	30,098	35,738	(15.8)%
Whole blood	145,879	83,514	74.7%
	293,755	244,831	20.0%
Hospital disposables
Surgical	49,247	55,965	(12.0)%
OrthoPAT	18,973	22,276	(14.8)%
Diagnostics	24,144	20,196	19.5%
	92,364	98,437	(6.2)%

Total disposables revenues	603,887	543,925	11.0%

Software solutions	51,469	51,354	0.2%
Equipment & other	42,062	46,769	(10.1)%
Net revenues	$697,418	$642,048	8.6%

Consolidated Balance Sheets
(Data in thousands)

	As of
	12/28/2013	3/30/2013
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$177,846	$179,120
Accounts receivable, net	149,585	170,111
Inventories, net	209,331	183,784
Other current assets	68,760	63,995
Total current assets	605,522	597,010
Property, plant & equipment, net	260,105	256,953
Other assets	624,456	607,954

Total assets	$1,490,083	$1,461,917

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$40,810	$23,150
Other current liabilities	148,198	156,994
Total current liabilities	189,008	180,144
Long-term debt	406,418	456,944
Other long-term liabilities	69,437	55,647
Stockholders' equity	825,220	769,182

Total liabilities & stockholders' equity	$1,490,083	$1,461,917

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	12/28/2013	12/29/2012

GAAP cash flow from operations	$45,291	$23,965

Capital expenditure	(15,519)	(15,253)
Proceeds from sale of property, plant & equipment	(445)	935
Net investment in property, plant & equipment	(15,964)	(14,318)

Free cash flow after restructuring and transformation costs	29,327	9,647

Restructuring and transformation costs	13,124	14,371
Capital expenditures on VCC initiatives	4,075	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$46,526	$24,018

	Nine Months Ended
	12/28/2013	12/29/2012

GAAP cash flow from operations	$88,053	$57,532

Capital expenditures	(43,721)	(49,685)
Proceeds from sale of property, plant & equipment	197	1,290
Net investment in property, plant & equipment	(43,524)	(48,395)

Free cash flow after restructuring and transformation costs	44,529	9,137

Restructuring and transformation costs	44,629	36,657
Capital expenditures on VCC initiatives	5,920	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$95,078	$45,794

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.
In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

•
Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•
Whole Blood Acquisition: restructuring, integration and other transformation costs, certain cost of goods sold adjustments and transaction costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

•	In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.
Restructuring and transformation costs also include costs related to activities launched prior to the VCC initiative designed to align our cost structure with strategic and operational priorities. Costs incurred under these programs are reflected in "Productivity and operational initiatives" within the tables below.
Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs. Fiscal 2013 adjusted results have been conformed for this presentation.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the Third Quarter of FY14 and FY13
(Unaudited data in thousands)
	Three Months Ended
	12/28/2013	12/29/2012
Non-GAAP gross profit
GAAP gross profit	$121,629	$113,115
Restructuring and transformation costs	2,593	11,457
Non-GAAP gross profit	$124,222	$124,572

Non-GAAP R&D
GAAP R&D	$14,209	$10,588
Restructuring and transformation costs	(2,002)	(993)
Non-GAAP R&D	$12,207	$9,595

Non-GAAP S,G&A
GAAP S,G&A	$89,560	$86,780
Restructuring and transformation costs	(12,599)	(12,634)
Deal amortization	(7,436)	(6,153)
Non-GAAP S,G&A	$69,525	$67,993

Non-GAAP operating expenses
GAAP operating expenses	$103,769	$97,368
Restructuring and transformation costs	(14,601)	(13,627)
Deal amortization	(7,436)	(6,153)
Non-GAAP operating expenses	$81,732	$77,588

Non-GAAP operating income
GAAP operating income	$17,860	$15,747
Restructuring and transformation costs	17,194	25,084
Deal amortization	7,436	6,153
Non-GAAP operating income	$42,490	$46,984

Non-GAAP other expense/(income)
GAAP other expense/(income)	$2,852	$2,542
Restructuring and transformation costs	(306)	—
Non-GAAP other expense/(income)	$2,546	$2,542

Non-GAAP income before taxes
GAAP income before taxes	$15,008	$13,205
Restructuring and transformation costs	17,500	25,084
Deal amortization	7,436	6,153
Non-GAAP income before taxes	$39,944	$44,442

Non-GAAP net income
GAAP net income	$16,290	$9,904
Restructuring and transformation costs	17,500	25,084
Deal amortization	7,436	6,153
Tax benefit associated with non-GAAP adjustments	(9,106)	(10,521)
Non-GAAP net income	$32,120	$30,620

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.31	$0.19
Non-GAAP items after tax per common share assuming dilution	$0.30	$0.39
Non-GAAP net income per common share assuming dilution	$0.61	$0.58

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	12/28/2013	12/29/2012
Non-GAAP revenues
GAAP revenue	$242,120	$247,395
Foreign currency effects	(12,265)	(16,600)
Non-GAAP revenue - constant currency	$229,855	$230,795

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$32,120	$30,620
Foreign currency effects	(5,189)	(8,068)
Income tax associated with foreign currency effects	1,016	2,509
Non-GAAP net income - constant currency	$27,947	$25,061

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.61	$0.58
Foreign currency effects after tax per common share assuming dilution	$(0.08)	$(0.10)
Non-GAAP net income per common share assuming dilution - constant currency	$0.53	$0.48

Reconciliation of Non-GAAP Measures for FY14 and FY13
(Unaudited data in thousands)
	Nine Months Ended
	12/28/2013	12/29/2012
Non-GAAP gross profit
GAAP gross profit	$352,924	$304,990
Restructuring and transformation costs	8,193	21,245
Non-GAAP gross profit	$361,117	$326,235

Non-GAAP R&D
GAAP R&D	$40,364	$30,823
Restructuring and transformation costs	(7,307)	(3,126)
Non-GAAP R&D	$33,057	$27,697

Non-GAAP S,G&A
GAAP S,G&A	$277,879	$235,438
Restructuring and transformation costs	(53,775)	(30,817)
Deal amortization	(21,048)	(14,958)
Non-GAAP S,G&A	$203,056	$189,663

Non-GAAP operating expenses
GAAP operating expenses	$318,243	$266,261
Restructuring and transformation costs	(61,082)	(33,943)
Deal amortization	(21,048)	(14,958)
Non-GAAP operating expenses	$236,113	$217,360

Non-GAAP operating income
GAAP operating income	$34,681	$38,729
Restructuring and transformation costs	69,274	55,188
Deal amortization	21,048	14,958
Non-GAAP operating income	$125,003	$108,875

Non-GAAP other expense/(income)
GAAP other expense/(income)	$8,035	$3,518
Restructuring and transformation costs	(616)	—
Non-GAAP other expense/(income)	$7,419	$3,518

Non-GAAP income before taxes
GAAP income before taxes	$26,646	$35,211
Restructuring and transformation costs	69,890	55,188
Deal amortization	21,048	14,958
Non-GAAP income before taxes	$117,584	$105,357

Non-GAAP net income
GAAP net income	$24,964	$26,239
Restructuring and transformation costs	69,890	55,188
Deal amortization	21,048	14,958
Tax benefit associated with non-GAAP adjustments	(25,622)	(21,687)
Non-GAAP net income	$90,280	$74,698

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.48	$0.50
Non-GAAP items after tax per common share assuming dilution	$1.25	$0.93
Non-GAAP net income per common share assuming dilution	$1.73	$1.43

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Nine Months Ended
	12/28/2013	12/29/2012
Non-GAAP revenues
GAAP revenue	$697,418	$642,048
Foreign currency effects	(32,655)	(44,440)
Non-GAAP revenue - constant currency	$664,763	$597,608

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$90,280	$74,698
Foreign currency effects	(15,740)	(19,588)
Income tax associated with foreign currency effects	3,650	5,701
Non-GAAP net income - constant currency	$78,190	$60,811

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$1.73	$1.43
Foreign currency effects after tax per common share assuming dilution	$(0.23)	$(0.27)
Non-GAAP net income per common share assuming dilution - constant currency	$1.50	$1.16

Restructuring, Transformation and Other Costs (Unaudited data in thousands) GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	12/28/2013	12/29/2012
Manufacturing network optimization	$11,332	$—
Commercial excellence initiatives	1,280	—
Productivity and operational initiatives	220	2,281
Accelerated depreciation, asset write-down and other non-cash items	2,131	—
Whole blood acquisition and integration	734	22,803
In process research and development and related costs	1,153	—
Market-based stock compensation	650	—
Total restructuring, transformation and other costs	$17,500	$25,084

	Nine Months Ended
	12/28/2013	12/29/2012
Manufacturing network optimization	$39,226	$—
Commercial excellence initiatives	5,445	—
Productivity and operational initiatives	1,334	7,991
Accelerated depreciation, asset write-down and other non-cash items	6,589	—
Whole blood acquisition and integration	10,967	47,197
In process research and development and related costs	5,129	—
Market-based stock compensation	1,200	—
Total restructuring, transformation and other costs	$69,890	$55,188

Deal Amortization (Unaudited data in thousands) GAAP results include the following item which is excluded from adjusted results.
	Three Months Ended
	12/28/2013	12/29/2012
Deal amortization	$7,436	$6,153

	Nine Months Ended
	12/28/2013	12/29/2012
Deal amortization	$21,048	$14,958

Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization. Fiscal 2013 has been adjusted to conform with this presentation.